Vertex Energy, Inc. 8-K/A

Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in (a) Registration Statement No. 333-162290 (as amended) on Form S-8; (b) Registration Statement No. 333-197659 on Form S-8; (c) Registration Statement No. 333-207157 on Form S-8; (d) Registration Statement No. 333-253523 on Form S-8; (e) Registration Statement No. 333-211955 on Form S-1; and (f) Registration Statement No. 333- 207156 on Form S-1 of Vertex Energy, Inc. of our report dated May 31, 2022, relating to the combined financial statements of Mobile Refinery and Logistics Assets, appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP

Houston, Texas

June 15, 2022